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                                                                       EXHIBIT 5

                                [KMZR Letterhead]

February 25, 2004

Novadigm, Inc.
One International Boulevard
Mahwah, New Jersey  07495

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel for Novadigm, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the Company's registration of 1,337,500 shares of its Common Stock, $0.001 par value per share (the "Common Stock"), issuable pursuant to the Novadigm, Inc. 1999 Nonstatutory Stock Option Plan (the "Plan"). This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company's Certificate of Incorporation, as amended, (c) the Company's Bylaws, as amended, (d) the Plan, (e) forms of option agreements under the Plan, (f) records of proceedings of the Board of Directors of the Company and (g) such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

      In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

      Based upon and subject to the foregoing, we are of the opinion that the 1,337,500 shares of Common Stock issuable under the Plan and covered by the Registration Statement, when issued and delivered by the Company and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable securities of the Company.

      Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other

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Novadigm, Inc.
February 25, 2004
Page 2

laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

      We hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the related rules and regulations thereunder.

                          Very truly yours,


                          /s/ KATTEN MUCHIN ZAVIS ROSENMAN
                          --------------------------------
                          KATTEN MUCHIN ZAVIS ROSENMAN